Exhibit 10.9
EXECUTION COPY

TERM LOAN AGREEMENT
between
SPARTECH CORPORATION
and
CALYON NEW YORK BRANCH
Dated as of February 16, 2005

TABLE OF CONTENTS

Page

ARTICLE 1
Definitions
Section 1.1. Defined Terms	1
Section 1.2. Other Interpretive Provisions	8
Section 1.3. Accounting Principles	9

ARTICLE 2
The Term Loan

Section 2.1. The Term Loan	9
Section 2.2. Evidence of Debt	9
Section 2.3. Procedure for Borrowing	10
Section 2.4. Prepayment	10
Section 2.5. Repayment	10
Section 2.6. Interest	10
Section 2.7. Fees	10
Section 2.8. Computation of Interest and Fees	11
Section 2.9. Payments by the Company	11

ARTICLE 3
Taxes, Yield Protection and Illegality

Section 3.1. Taxes	12
Section 3.2. Illegality	13
Section 3.3. Increased Costs and Reduction of Return	14
Section 3.4. Funding Losses	15
Section 3.5. Inability to Determine Rates	15
Section 3.6. Certificates of Bank	16
Section 3.7. Survival	16

ARTICLE 4
Conditions Precedent

Section 4.1. Conditions of Closing Date	16

Exhibit 10.9
TERM LOAN AGREEMENT
     This TERM LOAN AGREEMENT is entered into as of February 16, 2005 by Spartech Corporation, a Delaware corporation (the “Company”) and Calyon New York Branch (the “Bank”).
     WHEREAS, the Bank has agreed to make available to the Company a term loan upon the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
ARTICLE 1
Definitions
     Section 1.1. Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
     “Adjusted LIBOR Rate” means, with respect to any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to (i) the LIBOR Rate for such Interest Period multiplied by (ii) the Reserve Requirement.
     “Affiliate” means, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by, or is under common control with, such Person or (iii) any other Person or which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Term Loan Agreement, as amended or supplemented from time to time in accordance with the terms hereof.
     “Applicable Margin” means, for any day, 1.0% per annum; provided, however, that if either the Leverage Ratio covenant or Consolidated Net Worth covenant applicable to the Company under the Revolving Credit Agreement is amended or modified, the effect of which is to ease any restricition imposed thereby, the “Applicable Margin” shall be equal to the greater of (i) 1.0% per annum and (ii) the applicable margin in effect at such time under the Revolving Credit Agreement for Eurodollar Rate Loans (as therein defined).
     “Availability Period” means the period beginning on the Effective Date and ending not more than 15 days thereafter.

     “Bank” has the meaning specified in the introductory clause hereto.
     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).
     “Bank’s Payment Office” means the address for payments specified as such on the signature page hereto in relation to the Bank or such other address as the Bank may from time to time specify in accordance with Section 9.2.
     “Business Day” means any day other than a Saturday, Sunday or other day on which (i) commercial banks in New York City are authorized or required by law to close, (ii) dealings are not carried on in the London interbank market and (iii) the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is not open.
     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.
     “Closing Date” means the date on which the Term Loan is funded hereunder.
     “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
     “Company” has the meaning ascribed to that term in the preamble and recitals hereto.
     “Contingent Obligation” as to any Person, any guarantee of payment by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such other Person to such third Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.
     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound and which is material to such Person.
     “Controlled Group” means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.
     “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “Dollar(s)” means the lawful currency of the United States of America.

     “Effective Date” means the date on which this Agreement is executed by the Company and the Bank, but in any event shall be no later than February 28, 2005.
     “EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to, or operation of the Euro in one or more member states.
     “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.
     “Equivalent” means, as determined by the Bank, the United States Dollar equivalent of an amount expressed in Euro, determined on the basis of the Spot Exchange Rate obtained by the Bank in a commercially reasonable manner.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b), 414(c) or 414(m) of the Code.
     “ERISA Event” means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.
     “Euro” or “€” means the single currency of the Participating Member States of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
     “Event of Default” has the meaning specified in Section 8.1.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
     “Final Maturity Date” means the date falling five years after the funding of the Term Loan hereunder, but in any event, no later than March 15, 2010; provided that if such date is not a Business Day, the “Final Maturity Date” shall be the next preceding Business Day.
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Indebtedness” of any Person at any date: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all capital lease obligations of such Person, (d) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Contingent Obligations of such Person and (g) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to the Bank and in accordance with accepted industry practice). The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner.
     “Indemnified Person” has the meaning specified in subsection 9.5.
     “Indemnified Liabilities” has the meaning specified in subsection 9.5.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

     “Interest Payment Date” means the last day of each Interest Period; provided that for Interest Periods of more than three months’ duration, “Interest Payment Date” shall mean the end of each three month period.
     “Interest Period” means the period commencing on the date the Term Loan is made or renewed, as the case may be, and ending on the numerically corresponding day on the date which is one, two, three or six months thereafter; provided that (a) each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (b) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be advanced to end on the next preceding Business Day.
     “Lending Office” means the office or offices of the Bank as the Bank may from time to time specify as its “Lending Office” by notice to the Company.
     “LIBOR Rate” means with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Euro for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “LIBOR Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Bank.
     “Lien” any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any capital lease obligation having substantially the same economic effect as any of the foregoing).
     “Loan Documents” means this Agreement and all other documents delivered to the Bank by the Company in connection herewith and therewith.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agrement or any other Loan Document, or on the ability of the Company to perform its obligations hereunder or thereunder.
     “Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
     “Obligations” means the Term Loan and all other advances, debts, liabilities, obligations, covenants and duties owing by the Company to the Bank or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.
     “Ordinary Course of Business” means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person’s business, as conducted by any such Person and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
     “Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement.
     “Other Taxes” has the meaning specified in subsection 3.1(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.
     “Person” means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
     “Plan” means a Multiemployer Plan or a Qualified Plan.
     “Prepayment Fee” has the meaning specified in Section 2.7
     “Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Qualified Plan” means a pension plan intended to be tax-qualified under Section 401(a) of the Code, which is subject to Title IV of ERISA and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.
     “Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

     “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
     “Reserve Requirement” means the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Bank is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of said Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Term Loan, based upon the Adjusted LIBOR Rate, shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Responsible Officer” means the chief executive officer, any vice chairman, the president, the chief financial officer, the treasurer or any senior vice president of the Company.
     “Restricted Payment” means (i) any dividend or other distribution on any shares of the Company’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any shares of the Company’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock).
     “Revolving Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of March 3, 2004, among, inter alia, the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, as the same may be amended or supplemented hereafter, and any substitutions or replacements thereof.
     “Spot Exchange Rate” means the currency exchange rate at the time at which such rate is to be determined for Euro in good faith and in a commercially reasonable manner by Lender.
     “Subordinated Notes” means the 2014 Preferred Securities, the 2015 Preferred Securities, the 2014 Debentures and the 2015 Debentures..
     “Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 51% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.
     “Substitute Rate” has the meaning specified in subsection 3.2(c).
     “Taxes” has the meaning specified in subsection 3.1(a).
     “Term Loan” has the meaning ascribed to that term in Section 2.1.

     “Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” each means the United States of America.
     “Upfront Fee” has the meaning ascribed to that term in Section 2.7(b).
     “Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.
     Section 1.2. Other Interpretive Provisions.
     (a) Defined Terms. Unless otherwise specified herein, capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Revolving Credit Agreement (including, without limitation, for purposes of calculating compliance with Sections 6.10 and 7.6 and of this Agreement) or in any certificate or other document made or delivered pursuant hereto, as applicable. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.
     (b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.
     (c) Certain Common Terms.
     (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
     (ii) The term “including” is not limiting and means “including without limitation.”
     (d) Performance; Time. Whenever any performance obligation hereunder shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
     (e) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
     (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
     (g) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
     (h) Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
     Section 1.3. Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP; provided, that if the Company requests an amendment to any provisions hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Company that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     (b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.
ARTICLE 2
THE TERM LOAN
     Section 2.1. Term Loan. Subject to the terms and conditions hereof, the Bank agrees to make a term loan (the “Term Loan”) to the Company during the Availability Period in a single advance in the principal amount of not more than Twenty Million Euro (€20,000,000). Amounts repaid or prepaid in respect of the principal of the Term Loan may not be reborrowed.
     Section 2.2. Evidence of Debt. The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to the Bank resulting from the Term Loan, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder. The entries made in any such accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of the Bank to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Term Loan made to the Company by the Bank in accordance with the terms of this Agreement. The Company agrees that, upon the Bank’s request, the Company will execute and deliver to the Bank a promissory note in form and substance reasonably satisfactory to the Bank and consistent with the terms of this Agreement.
     Section 2.3. Procedure for Borrowing. The Borrowing of the Term Loan shall be made upon the Company’s irrevocable written notice delivered to the Bank in accordance with Section 9.2, which notice must be received by the Bank prior to 11:00 a.m. (New York time) three Business Days prior to the requested date of such borrowing specifying the amount of such Loan to be borrowed and the applicable Interest Period.
     Section 2.4. Prepayment. The Term Loan may be prepaid at any time in whole or in part without premium or penalty, subject to compliance with Sections 2.7 and 3.4 hereof; provided, however that partial prepayments shall be in integral amounts of €500,000. The Company shall give the Bank written notice of such intended prepayment in accordance with Section 9.2 not less than two (2) Business Days prior to the date of prepayment. Once given, such notice of prepayment shall be irrevocable.
     Section 2.5. Repayment. The Company agrees to repay the Term Loan in full on the Final Maturity Date.
     Section 2.6. Interest. (a) Subject to Section 2.6(c), interest shall accrue on the outstanding principal amount of the Term Loan for the period from and including the date thereof to but excluding the date the Term Loan is due at the Adjusted LIBOR Rate for each Interest Period plus the Applicable Margin.
     (b) Interest on the Term Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid upon payment or prepayment of the Term Loan and, during the existence of any Event of Default, interest shall be paid on demand.
     (c) While any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum equal to 2% per annum above the Adjusted LIBOR Rate plus the Applicable Margin.
     (d) Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Bank, and in such event the Company shall pay the Bank interest at the highest rate permitted by applicable law.
     Section 2.7. Fees. (a) Upon any prepayment of any portion of the Term Loan as provided in Section 2.4 which occurs prior to the date that is six (6) months after the Closing

Date, the Company shall pay to the Bank a prepayment fee (the “Prepayment Fee”) equal to 0.2% of the amount so prepaid.
     (b) The Company shall pay to the Bank on or before the Closing Date an upfront fee (the “Upfront Fee”) calculated as of the Effective Date and equal to (i) .25% per annum multiplied by (ii) the US Dollar Equivalent of €20,000,000, which fee shall be non-refundable and deemed fully earned when paid.
     Section 2.8. Computation of Interest and Fees. (a) All computations of interest and fees under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
     (b) The Bank will, with reasonable promptness, notify the Company of each determination of a LIBOR Rate; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Bank. Any change in the interest rate on the Term Loan resulting from a change in the Reserve Requirement shall become effective and shall apply thereto as of the opening of business on the day on which such change becomes effective. The Bank will with reasonable promptness notify the Company of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Bank.
     (c) Each determination of an interest rate by the Bank pursuant hereto shall be conclusive and binding on the Company in the absence of manifest error. The Bank will, at the request of the Company, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Bank in determining any interest rate.
     Section 2.9. Payments by the Company. (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided herein, be made to the Bank at the Bank’s Payment Office, and shall be made in Euro and in immediately available funds, no later than 5:00 p.m. (New York time) on the date specified herein. Any payment which is received by the Bank later than 5:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of “Interest Period” herein.

ARTICLE 3
Taxes, Yield Protection and Illegality
     Section 3.1. Taxes. (a) Subject to subsection 3.1(g), any and all payments by the Company to the Bank under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Bank’s net income by Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
     (b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as “Other Taxes”). If the Bank becomes aware of the imposition of Other Taxes, it shall promptly notify the Company thereof.
     (c) Subject to subsection 3.1(g), the Company shall indemnify and hold harmless the Bank for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Bank and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Bank makes written demand therefor.
     (d) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Bank, then, subject to subsection 3.1(g):
     (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the Bank receives an amount equal to the sum it would have received had no such deductions been made;
     (ii) the Company shall make such deductions; and
     (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (e) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Bank evidence of payment satisfactory to the Bank.

     (f) The Bank agrees to deliver to the Company at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit payments under this Agreement and the other Loan Documents to be made without withholding or at a reduced rate
     (g) The Company will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 3.1(d) to the Bank for the account of any Lending Office of the Bank if the obligation to pay such additional amounts would not have arisen but for a failure by the Bank to comply with its obligations under subsection 3.1(f);
     (h) If the Company is required to pay additional amounts to the Bank pursuant to subsection 3.1(b) or 3.1(d), then the Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office or to take other reasonable action so as to eliminate any such additional payment by the Company which may thereafter accrue if such change or action in the judgment of the Bank is not otherwise disadvantageous to the Bank.
     Section 3.2. Illegality. (a) If the Bank shall reasonably determine, based upon the advice of its counsel, that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or its Lending Office to make the Term Loan based upon the LIBOR Rate, then, on notice thereof by the Bank to the Company, the obligation of the Bank to make the Term Loan shall be suspended until the Bank shall have notified the Company that the circumstances giving rise to such determination no longer exist.
     (b) If the Bank shall reasonably determine, based upon the advice of its counsel, that it is unlawful to maintain the Term Loan based upon the LIBOR Rate, then, on notice thereof by the Bank to the Company, the Company shall, subject to any election under subsection 3.2(d), prepay the Term Loan then outstanding in full, together with interest accrued thereon, either on the last day of the current Interest Period thereof if the Bank may lawfully continue to maintain the Term Loan to such day, or immediately, if the Bank may not lawfully continue to do so, together with any amounts required to be paid in connection therewith pursuant to Section 3.4.
     (c) Intentionally Omitted.
     (d) If the obligation of the Bank to make the Term Loan based upon the LIBOR Rate has been suspended as provided in subsection 3.2(a) or 3.2(b), the Company may elect, by giving notice to the Bank that the Term Loan shall be instead be made initially or maintained, as the case may be, as a loan that accrues interest at a rate that reflects, as closely as practicable, the Bank’s cost of funds (the “Substitute Rate”), plus the Applicable Margin.
     (e) If the Company elects pursuant to subsection 3.2(d) to borrow or maintain the Term Loan at the Substitute Rate, plus the Applicable Margin, such loan shall continue as such unless and until the Bank shall notify the Company that the condition or conditions that gave rise to such requirement or election have ceased to exist and that such loan may be made or maintained at the LIBOR Rate. Upon the giving of such notice by the Bank to the Company, the Company shall prepay in full such Substitute Rate Loan then outstanding, together with interest accrued thereon, and, concurrently with such prepayment, the Company shall borrow from the Bank, in the amount of such repayment, a loan based upon the LIBOR Rate.
     (f) Before giving any notice to the Company pursuant to this Section 3.2, the Bank shall designate a different Lending Office with respect to the Term Loan if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.
     Section 3.3. Increased Costs and Reduction of Return. (a) If after the date hereof the Bank shall reasonably determine that, due to and as a direct result of either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of Adjusted LIBOR Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining the Term Loan, then the Company shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.
     (b) If after the date hereof the Bank shall have reasonably determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank’s or such corporation’s policies with respect to capital adequacy and the Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of the Term Loan, credits or obligations under this Agreement, then, upon demand of the Bank, the Company shall upon demand pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.
     (c) If the Company is required to pay additional amounts to the Bank pursuant to subsection 3.3(a) or (b), then the Bank shall use its reasonable efforts (consistent with legal and regulatory restrictions) to designate a different Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue if such change in the judgment of the Bank is not otherwise disadvantageous to the Bank.
     (d) Notwithstanding anything in this Section 3.03 to the contrary, if the Bank fails to notify the Company of any event which will entitle the Bank to compensation pursuant to this Section 3.03 within 180 days after the Bank obtains knowledge of such event, then the Bank shall not be entitled to any compensation from the Company for any such increased cost or reduction of return arising prior to the date which is 180 days before the date on which the Bank notifies the Company of such event.

     Section 3.4. Funding Losses. The Company agrees to reimburse the Bank and to hold the Bank harmless from any loss or out-of-pocket expense which the Bank may sustain or incur as a direct consequence of:
     (a) the failure of the Company to make on a timely basis any payment of principal in respect of the Term Loan (for so long as the interest rate pertaining thereto is the LIBOR Rate), including payments made after any acceleration thereof;
     (b) the failure of the Company to borrow the Term Loan after the Company has given a notice of borrowing or is required to borrow such Term Loan;
     (c) the failure of the Company to prepay the Term Loan (in whole or in part) based upon the LIBOR Rate after the Company has given a notice in accordance with Section 2.4;
     (d) any principal payment or prepayment in respect of the Term Loan based upon the LIBOR Rate on a day which is not the last day of the Interest Period with respect thereto; or
     (e) the conversion pursuant to Section 3.2(d) of the Term Loan based upon the LIBOR Rate to the Term Loan based upon the Substitute Rate on a day that is not the last day of the respective Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan hereunder or from standard fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Company to the Bank under this Section 3.4, such Term Loan (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the Adjusted LIBOR Rate for such Term Loan by a matching deposit or other borrowing in the European interbank market for a comparable amount and for a comparable period, whether or not such Term Loan is in fact so funded.
     Section 3.5. Inability to Determine Rates. If the Bank shall have determined (i) that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period or (ii) that the LIBOR Rate applicable pursuant to subsection 2.6(a) for any Interest Period does not adequately and fairly reflect the cost to the Bank of funding the Term Loan, the Bank will forthwith give notice of such determination to the Company. Thereafter, the obligation of the Bank to make or maintain the Term Loan hereunder shall be suspended until the Bank revokes such notice in writing. If the Term Loan has not then been made, the Company may elect, by giving notice to the Bank, that such Term Loan shall be instead be made based upon the Substitute Rate, plus the Applicable Margin. If the Term Loan is then outstanding based upon the LIBOR Rate, the Company shall prepay in full (without any liability for a Prepayment Fee) such Term Loan then outstanding, together with interest accrued thereon, on the last day of the current Interest Period thereof, and, concurrently with such prepayment, the Company may elect to borrow from the Bank, in the amount of such repayment, the Term Loan based upon the Substitute Rate. If the Company elects pursuant to this Section 3.5, to borrow based upon the Substitute Rate, it shall continue as such unless and until the Bank shall notify the Company that the condition or conditions that gave rise to such requirement or election have ceased to exist and that the Term Loan may be made or maintained based upon the LIBOR Rate.

Upon the giving of such notice by the Bank to the Company, the Company shall prepay in full (without any liability for a Prepayment Fee) such Substitute Rate Loan then outstanding, together with interest accrued thereon, and, concurrently with such prepayment, the Company may elect to borrow from the Bank, in the amount of such repayment, the Term Loan based upon the LIBOR Rate.
     Section 3.6. Certificates of Bank. If the Bank claims reimbursement or compensation pursuant to this Article 3 it shall deliver to the Company a certificate setting forth in reasonable detail the basis for and the computation of the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.
     Section 3.7. Survival. The agreements and obligations of the Company in this Article 3 shall survive the payment of all Obligations and termination of this Agreement and any other Loan Document.
ARTICLE 4
Conditions Precedent
     Section 4.1. Conditions of Closing Date. The obligation of the Bank to make the initial Loan hereunder is subject to the condition that the Bank shall have received on or before the Closing Date (i) the Upfront Fee and (ii) all of the following, in form and substance satisfactory to the Bank:
     (a) Term Loan Agreement. This Agreement duly executed by the Company and the Bank;
     (b) Resolutions; Incumbency.
     (i) Copies of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Term Loan, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and
     (ii) A certificate of the Secretary or Assistant Secretary of the Company, certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder;
     (c) Articles of Incorporation; By-laws and Good Standing. Each of the following documents:
     (i) the articles or certificate of incorporation of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date, and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

     (ii) a good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as of a recent date, together with a bring-down certificate by facsimile, dated the Closing Date;
     (d) Legal Opinions. A legal opinion of counsel of the Company, addressed to the Bank, in form and substance satisfactory to the Bank;
     (e) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:
     (i) the representations and warranties contained in Article 5 are true and correct on and as of such date, as though made on and as of such date;
     (ii) no Default or Event of Default exists; and
     (iii) since October 30, 2004, there has not been a Material Adverse Effect; and
     (f) Borrowing Notice. A notice of borrowing of the Term Loan as and when contemplated by Section 2.3.
     (g) Other Documents. Such other approvals, opinions, documents or materials as the Bank may reasonably request.
ARTICLE 5
Representations and Warranties
     The Company represents and warrants to the Bank that:
     Section 5.1. Corporate Existence and Power. The Company:
     (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
     (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under, the Loan Documents;
     (c) is duly qualified as a foreign corporation, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and the failure to be so qualified or licensed could have or cause a Material Adverse Effect; and

     (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 5.2. Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement, and any other Loan Document to which it is a party, have been duly authorized by all necessary corporate action, and do not and will not:
     (a) contravene the terms of its Organization Documents;
     (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which its Properties is subject; or
     (c) violate any Requirement of Law.
     Section 5.3. Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document.
     Section 5.4. Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
     Section 5.5. Litigation. Except as disclosed by the Company in writing from time to time to the Bank, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, expressly threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective Properties which:
     (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
     (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.
     Section 5.6. No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

     Section 5.7. ERISA. (a) There is no outstanding liability under Title IV of ERISA with respect to any Qualified Plan maintained or sponsored by the Company or any ERISA Affiliate, nor with respect to any Qualified Plan to which the Company or any ERISA Affiliate contributes or is obligated to contribute.
     (b) No Qualified Plan subject to Title IV of ERISA has any Unfunded Pension Liability in excess of $25,000,000 in the aggregate.
     (c) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which, in either case, could reasonably be expected to have a Material Adverse Effect.
     (d) Neither the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan and which, in either case, could reasonably be expected to have a Material Adverse Effect.
     (e) Neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than the Company or an ERISA Affiliate or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and which could reasonably be expected to have a Material Adverse Effect..
     Section 5.8. Use of Proceeds; Margin Regulations. The proceeds of the Term Loan are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.9, and are not intended to be, and shall not be used in violation of Section 7.5. Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
     Section 5.9. Title to Properties. The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.
     Section 5.10. Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.
     Section 5.11. Environmental Matters. In the ordinary course of its business, the Company conducts evaluations of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries consistent with the risks posed and the nature of its operations, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of these evaluations, the Company has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect..
     Section 5.12. Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary of the Company, is (a) an “Investment Company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935.
     Section 5.13. Copyrights, Patents, Trademarks and Licenses, Etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
     Section 5.14. Financial Information. The consolidated balance sheet of the Company and its Subsidiaries as of October 30, 2004 and the related consolidated statements of earnings, stockholders’ equity and cash flows for the fiscal year then ended, reported on by Ernst & Young, LLP, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP, the consolidated financial position of the Company as of such date and its consolidated results of operations and cash flows for such period.
ARTICLE 6
Affirmative Covenants
     The Company covenants and agrees that, so long as the Bank shall have any obligation to extend credit hereunder, or any portion of the Term Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank shall waive compliance in writing:
     Section 6.1. Financial Statements. The Company shall deliver to the Bank by the same delivery method used for such deliveries under the Revolving Credit Agreement:
     (a) as soon as available, but not later than 90 days after the end of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young, LLP or another nationally recognized independent public accounting firm which shall state that the Company’s consolidated financial statements contained in such reports present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company’s or any Subsidiary’s records;
     (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related statements of income and cash flows for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer, the treasurer or the chief accounting officer of the Company; and
     (c) concurrently with the delivery of the financial statements referred to above, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish compliance with the requirements of Sections 6.10 and 7.6 hereof, (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto; and (iii) containing the certification required by clause (b) above.
     Section 6.2. Certificates; Other Information. The Company shall furnish to the Bank:
     (a) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its shareholders generally; and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Company may make to, or file with, the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any successor or similar Governmental Authority; provided that this subsection (a) shall not require the Company to furnish any statements or reports which it has previously furnished to the Bank; and
     (b) promptly, such additional business, financial, corporate affairs and other information as the Bank may from time to time reasonably request.
     Section 6.3. Notices. The Company shall promptly notify the Bank:
     (a) (i) of the occurrence of any Default or Event of Default, and (ii) of the occurrence or existence of any event or circumstance that reasonably could be expected to become a Default or Event of Default;
     (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any

Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;
     (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Law that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect; and
     (d) of the occurrence of any ERISA Event.
Each notice pursuant to this Section 6.3 shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating in general what action the Company proposes to take with respect thereto. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
     Section 6.4. Preservation of Corporate Existence, Etc. Subject to Section 7.2, the Company shall:
     (a) preserve and maintain in full force and effect its corporate existence; and
     (b) carry on its business in substantially the same manner and in substantially the same fields in which such business is now carried on.
     Section 6.5. Insurance. The Company shall, and shall cause its Subsidiaries to insure and maintain insurance with responsible insurance companies in such amounts and against such risks as is customarily carried by owners of similar businesses and property.
     Section 6.6. Payment of Obligations. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:
     (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;
     (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and
     (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     Section 6.7. Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law (including,

without limitation, Environmental Laws) of any Governmental Authority having jurisdiction over it or its business, except such as may be contested in good faith by proceedings diligently pursued or as to which a bona fide dispute may exist and where non-compliance could not be expected to result in a Material Adverse Effect.
     Section 6.8. Inspection of Property and Books and Records. The Company shall maintain and shall cause each of its Subsidiaries to maintain books of record and account in conformity with GAAP. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective Properties, to examine their respective records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.
     Section 6.9. Use of Proceeds. The Company shall use the proceeds of the Term Loan solely for general corporate purposes, specifically to finance the expansion of its plant in France, but not in contravention of any Requirement of Law.
     Section 6.10. Minimum Net Worth. The Company shall maintain at all times Consolidated Net Worth (which for purposes of this Section 6.10, shall exclude from the calculation thereof subclause (iv) of clause (a) of the definition thereof) of not less than $325,000,000 plus (a) 50% of Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending on January 31, 2004 (excluding from such calculations of Consolidated Net Income for purposes of this clause (a) any quarter in which the Consolidated Net Income is negative and (b) 85% of the net proceeds of any equity issued by the Company after the Effective Date.
     Section 6.11. Incorporation by Reference. The Company hereby agrees that the terms and provisions of Article VI of the Revolving Credit Agreement (excluding Sections 6.13 through 6.15) are hereby incorporated by reference and shall, notwithstanding any duplication of such provisions herein, apply to the same extent as if expressly stated herein. Subject to Section 9.1(b) hereof, to the extent the provisions of such Article VI are inconsistent or conflict with the terms of this Article 6, the provisions of the Revolving Credit Agreement shall control, but only until the Maturity Date (as defined in the Revolving Credit Agreement).
ARTICLE 7
Negative Covenants
     The Company hereby covenants and agrees that, so long as the Bank shall have any obligation to extend credit hereunder, or the Term Loan or any other Obligation shall remain unpaid or unsatisfied, unless the Bank shall waive compliance in writing:
     Section 7.1. Limitation on Liens. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any

Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, except to the extent permitted under Section 7.01 of the Revolving Credit Agreement
     Section 7.2. Disposition of Assets; Consolidations and Mergers. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, or (ii) merge or consolidate with or into any Person, except to the extent permitted by Section 7.02 and 7.03 of the Revolving Credit Agreement.
     Section 7.3. Pari Passu Ranking; Benefit of Guarantees and Security. (a) The Company will ensure that the claims and rights of the Bank against it under the Loan Documents will not be at any time subordinate to, and will rank at all times at least pari passu with, the claims and rights of any other of its unsecured creditors (including, without limitation, such creditors under the Revolving Credit Agreement), except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.
     (b) The Company shall not permit the Revolving Credit Agreement to be materially amended or to benefit from any guarantee given after the Closing Date or security granted by any Person unless (i) the Bank shall be afforded the opportunity to effect a similar amendment to this Agreement and (ii) such guarantee or security equally and ratably guarantees or secures, as the case may be, the obligations of the Company under this Agreement. The Company agrees, promptly upon request therefor by the Bank, to execute and deliver such amendments to this Agreement, and to cause any other relevant Person to execute, deliver and record such guarantees and security documents, and do all such further acts, as the Bank may request in order to further effect the provisions of this Section 7.3(b). The Company further agrees that it will notify the Bank as soon as the Revolving Credit Agreement is so amended or the Company becomes aware of the existence of any such guarantee or security as contemplated in this Section 7.3(b).
     Section 7.4. Transactions with Affiliates. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except as permitted by law and in the Ordinary Course of Business and pursuant to reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.
     Section 7.5. Margin Stock. The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Term Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock.
     Section 7.6. Leverage Ratio. The Company shall not permit the Leverage Ratio to exceed 3.25 to 1.00.

     Section 7.7. Restricted Payments. The Company will not declare or make any Restricted Payment duringthe existence of any Default or Event of Default or if any Default would result therefrom.
     Section 7.8 Prepayment of Subordinated Notes. The Company will not prepay or permit the prepayment of any of the Subordinated Notes prior to the later to occur of the Final Maturity Date and the date on which all amounts outstanding under this Agreement and the other Loan Documents have been paid in full.
     Section 7.9 Incorporation by Reference. The Company hereby agrees that the terms and provisions of Article VII of the Revolving Credit Agreement are hereby incorporated by reference and shall, notwithstanding any duplication of such provisions herein, apply to the same extent as if expressly stated herein. Subject to Section 9.1(b) hereof, to the extent the provisions of such Article VII are inconsistent or conflict with the terms of this Article 7, the provisions of the Revolving Credit Agreement shall control, but only until the Maturity Date (as defined in the Revolving Credit Agreement).
ARTICLE 8
Events of Default
     Section 8.1. Event of Default. Any of the following shall constitute an “Event of Default”:
     (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of the Term Loan, or (ii) within five (5) Business Days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document;
     (b) Representation or Warranty. Any representation or warranty by the Company made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, or its Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;
     (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Section 6.3, 6.4, 6.9, 6.10 or Article 7;
     (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) the first day on which the Company has knowledge of such failure or (iii) written notice thereof has been given to the Company by the Bank;
     (e) Cross-Default. The Company or any material Subsidiary shall (i) fail to pay when due, subject to the applicable grace period, if any, whether at stated maturity or otherwise, any principal of, interest on, or premiums, fees or expenses or any other amounts relating to, any

Indebtedness in excess of $7,500,000 (other than the Loans) or (ii) fail to observe or perform, subject to the applicable grace period, if any, any other term, covenant, condition or agreement contained in any instrument or agreement evidencing, securing or relating to any Indebtedness, if the effect thereof is to cause, or permit the holder or holders of any such Indebtedness or obligation, or a trustee or agent on behalf of such holder or holders to cause, such Indebtedness or obligation to become due prior to its stated maturity;
     (f) Insolvency; Voluntary Proceedings. The Company or any of its material Subsidiaries (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;
     (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any material Subsidiary of the Company, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any of its material Subsidiaries’ Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any of its material Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any of its material Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;
     (h) Default under Revolving Credit Agreement. An “Event of Default” under (and as defined in) the Revolving Credit Agreement shall have occurred;
     (i) Monetary Judgments. There shall be entered against the Company or any material Subsidiary one or more judgments or decrees which in the aggregate exceed $3,000,000 (not paid or fully covered by insurance or for which no adequate reserve has been established) and such judgments or decrees shall not have been vacated, discharged, stayed or appealed within the applicable period for appeal from the date of entry thereof;
     (j) ERISA. (i) the Company or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code, and such failure could result in liability of more than $50,000,000; (ii) in the case of an ERISA Event involving the withdrawal from a Plan of a “substantial employer” (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer’s proportionate share of that Plan’s Unfunded Pension Liabilities is more than $50,000,000; (iii) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $50,000,000; (iv) in the case of an ERISA Event not described in clause (ii) or (iii), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed

$50,000,000; or (v) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, a member of the Controlled Group shall result in a net increase in unfunded liabilities to the Controlled Group in excess of $50,000,000;
     (k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such other Loan Documents or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or the Company contests in any manner the validity or enforceability of any Loan Document; or the Company denies that it has any or further liability or obligation under any Loan Document other than in accordance with its terms; or
     (l) Change of Control. There occurs any Change of Control with respect to the Company.
     Section 8.2 Rights and Remedies. If an Event of Default occurs, the Bank may,
     (a) declare the Bank’s obligation to make the Term Loan, if not then already made, to be terminated, whereupon such obligation shall forthwith be terminated;
     (b) declare the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and
     (c) exercise all rights and remedies available to it under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.1 above, the obligation of the Bank to make the Term Loan, if not then already made, shall automatically terminate and the unpaid principal amount of the Term Loan outstanding and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.
     Section 8.3. Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 9
Miscellaneous
     Section 9.1. Amendments and Waivers. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Company, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.
     (b) The Company and the Bank agree to effect such amendment or amendments to this Agreement and the other Loan Documents as shall be necessary so that the covenants contained herein and therein are no more restrictive than those to which the Company is bound under the Revolving Credit Agreement; provided, however, that if the Revolving Credit Agreement is amended to delete therefrom in substance either Section 7.06 (Consolidated Net Worth) or Section 7.08 (Leverage Ratio), the foregoing shall not apply to, and no such amendment or amendments shall be required with respect to, Sections 6.10 and 7.6 hereof. For the avoidance of doubt, notwithstanding that the Revolving Credit Agreement may no longer contain substantive provisions regarding minimum net worth and maximum leverage, the restrictions contained in Sections 6.10 and 7.6 of this Agreement shall continue to apply to the Company.
     Section 9.2. Notices. (a) All notices, requests and other communications provided for hereunder to any party shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the Bank at the number specified on the signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to such party: (A) at its address or facsimile number set forth on the signature pages hereof, or (B) at such other address or facsimile number as the respective party may hereafter specify for the purpose by notice to the to the other party.
     (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article 2 shall not be effective until actually received by the Bank.
     (c) The Company acknowledges and agrees that any agreement of the Bank in Article 2 herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Term Loan shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.
     Section 9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     Section 9.4. Costs and Expenses. The Company shall, whether or not the transactions contemplated hereby shall be consummated:
     (a) pay or reimburse the Bank within fifteen Business Days after demand for (i) all reasonable, out-of-pocket expenses incurred by the Bank in connection with the development, preparation, delivery, execution and administration of, this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith and (ii) any amendment, supplement, waiver or modification to this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, in each case, whether or not consummated, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel incurred by the Bank with respect thereto; provided, however, that the fees and expenses under clause (i) above shall not exceed $10,000 in the aggregate; and
     (b) pay or reimburse the Bank within fifteen Business Days after demand for all costs and expenses incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including fees and disbursements of counsel incurred by the Bank.
     Section 9.5. Indemnity. (a) The Company shall pay, indemnify, and hold the Bank and each of its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including the reasonable fees and disbursements of counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Term Loan or the use or proposed use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all Obligations and termination of this Agreement and the other Loan Documents.

     (b) To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Term Loan or the use or proposed use of the proceeds thereof.
     Section 9.6. Marshalling; Payments Set Aside. The Bank shall be under no obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Bank, or the Bank exercises its rights of set-off, and such payment or payments or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
     Section 9.7. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void).
     Section 9.8. Assignments.
     (a) The Bank may assign all or a portion of its rights and obligations under this Agreement to any branch, Lending Office or Affiliate of Calyon (or any successor entity). From and after the effective date of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Bank under this Agreement, and the Bank shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Bank’s rights and obligations under this Agreement, the Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, 9.4, and 9.5).
     (b) The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.
     Section 9.9. Set-off. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists, the Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, the Bank or any of its Affiliates to or for the credit or the account of the Company against any and all Obligations owing to the Bank or Affiliate, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank or Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 9.9 are in addition to the other rights and remedies (including other rights of set-off) which the Bank may have.
     Section 9.10. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company.
     Section 9.11. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     Section 9.12. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company and the Bank, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Bank shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.
     Section 9.13. Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY AND THE BANK EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

     Section 9.14. Waiver of Jury Trial. THE COMPANY AND THE BANK EACH WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE BANK EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     Section 9.15. Entire Agreement. This Agreement, together with the other Loan Documents embodies the entire agreement and understanding between the Company and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
[SIGNATURES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SPARTECH CORPORATION

By:	/s/ Randy C. Martin

Name:	Randy C. Martin
Title:	Executive VP and CFO

Address for notices:

Spartech Corporation 120 South Central Suite 1700 Clayton, Missouri 63105 Attn: Randy C. Ridenhour
Director of Tax & Treasury
Tel: (314) 721-4242
Facsimile: (314) 721-1543

CALYON NEW YORK BRANCH

By:	/s/ Joseph A. Philbin

Name:	Joseph A. Philbin
Title:	Director

By:	/s/ Lee E. Greve

Name:	Lee E. Greve
Title:	Managing Director Deputy Manager

Address for notices:

For Borrowings and rate-settings:

Attention: Jaikissoon Sanichar
Loan Servicing Dept.
Calyon New York Branch
1301 Avenue of the Americas
New York, NY 10019
Tel. (212) 261-7644
Fax (212) 459 3180
E-Mail: jaikissoon.sanichar@us.calyon.com

For Payments (including Prepayments) of principal, interest, fees, etc.:

Calyon SWIFT Code: CRLYFRPP A/C No.: 91000181005 Ref: Spartech Attn: L/S Dept. New York Branch

For Documentation/ Business/Credit Matters:

Attention: Joe Philbin Calyon Chicago Branch 227 W. Monroe Street, Suite 3800 Chicago, IL 60606 Tel. (312) 220-7314 Fax (312) 641-0527 E-Mail: joseph.philbin@us.calyon.com